Exhibit 9.5

JOINDER AGREEMENT

TO SHAREHOLDERS’ AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by Kevin Parker (the “Employee”), Deltek Systems, Inc., a Virginia corporation (the “Company”), and New Mountain Partners II, L.P., New Mountain Affiliated Investors II, L.P. and Allegheny New Mountain Partners, L.P. (collectively, the “NMP Entities”). Capitalized terms used but not defined herein shall have the meanings given such terms in the Shareholders’ Agreement, dated as of April 22, 2005 (as it may be amended from time to time, the “Shareholders’ Agreement”), between the Company, the shareholders of the Company listed on the signature pages thereto and, with respect to Sections 3.3 and 3.4 thereof, the NMP Entities. A Copy of the Shareholders’ Agreement as in effect on the date hereof is attached hereto as Annex A.

1. Subject to and as modified by the terms and conditions of this Joinder Agreement, the Employee hereby acknowledges, agrees and confirms that, upon his execution of this Joinder Agreement and the counterpart signature page to the Shareholders’ Agreement attached hereto, he shall become a party to the Shareholders’ Agreement and shall be entitled to all of the rights and bound by all of the obligations of an “Employee” thereunder as if he had executed the Shareholders’ Agreement, and hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Shareholders’ Agreement. The Company and the NMP Entities hereby consent, pursuant to Section 6.8 of the Shareholders’ Agreement, to the execution of this Joinder Agreement and the counterpart signature page to the Shareholders’ Agreement attached hereto by the Employee.

2. The Company, the NMP Entities and the Employee agree, with respect to the Employee, that the following definition of “Call Period” shall be applicable as if it had replaced Section 1.8 of the Shareholders’ Agreement in its entirety:

1.8 “Call Period” shall mean (i) with respect to any Immature Share, the period beginning on the fifth day after the six-month anniversary (the date of such fifth day is the “initiation date”) of the acquisition of such Immature Share and ending on the two-month anniversary of the initiation date, and (ii) with respect to any Mature Shares, the period beginning on the date of the Employee’s Termination and ending on the two-month anniversary of such date.

3. The Company, the NMP Entities and the Employee agree, with respect to the Employee, that, notwithstanding Section 3.2(i) of the Shareholders’ Agreement, the Fair Market Value of the Employee’s Capital Stock shall not be determined pursuant to such Section in good faith by the Board but shall instead be determined by mutual agreement of the Employee and the Company or, in the absence of such agreement, by an investment banker or other third party valuation firm selected by mutual agreement of the Employee and the Company (or, in the absence of such mutual agreement, by the American Arbitration Association). The costs of any such investment banker or other third party valuation firm shall be borne by the Company.

4. The Company, the NMP Entities and the Employee agree, with respect to the Employee, that the following definitions shall be applicable as if they had replaced Sections 1.18, 1.19, 1.20, 1.23, 1.24, 1.25 and 1.44 of the Shareholders’ Agreement in their entirety:

1.18 “Company’s Market Area” shall mean: (x) the United States (including each state and the District of Columbia), and (y) each country or territory other than the United States which accounted for at least two and one-half percent (2-1/2%) of software license revenue by the Company and its subsidiaries during the 12 months immediately prior to the Shareholder’s Termination as reported on the Company’s financial statements.

1.19 “Company Product” shall mean any project-based business management and/or sales management software and/or other product that, at the date of the Shareholder’s Termination, the Company or any of its subsidiaries is developing, implementing, marketing and/or selling.

1.20 “Competing Product” shall mean any product that directly competes with any Company Product.

1.23 “Competitive Activity” shall mean, directly or indirectly, (i) owning, managing, operating, joining, controlling, being employed by, or participating in the ownership, management, operation or control of, or being connected in any manner with, including, without limitation, holding any position as a shareholder, director, officer, consultant, independent contractor, employee or partner of, spokesman for, or investor in, any Competitor, or (ii) acting as a Competitor in an individual capacity; provided, that in no event (i) shall ownership by the Shareholder of five percent (5%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be considered Competitive Activity, so long as the Shareholder does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a shareholder thereof, (ii) shall being employed by a Competitor, standing alone, be considered Competitive Activity, so long as (A) the Competitor has more than one discrete and readily distinguishable part of its business, (B) the Shareholder’s duties are not at or involving the part of the Competitor’s business that constitutes a Competing Business, including, without limitation, serving in a capacity where any Person involved in the part of the Competitor’s business that constitutes a Competing Business reports to the Shareholder and (C) the Shareholder notifies the Company of such employment prior to commencement of his employment with such Competitor, or (iii) shall being employed by a licensee of any Company Product and providing Competing Services to such licensee, standing alone, be considered Competitive Activity.

1.24 “Competitor” shall mean any Person that is directly engaged in (or intends or proposes to engage in, or has been organized for the purpose of engaging in) a Competing Business in the Company’s Market Area.

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1.25 “Confidential or Proprietary Information” shall mean any non-public information about the Company or any of its Affiliates which was acquired by the Shareholder during his employment with the Company or any of its Affiliates and which has or is reasonably likely to have material competitive value to the Company or any of its Affiliates or to a Competitor, but excluding information that is or becomes generally available to the public other than as a result of a breach by the Shareholder of the Employment Agreement, dated as of June 16, 2005, to which the Shareholder and the Company are parties.

1.44 “Permitted Disclosure” shall mean the disclosure of Confidential or Proprietary Information (i) made with the prior written consent of the Company or (ii) required to be disclosed by law or legal process.

5. Neither this Joinder Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Employee without the prior written consent of the Company and the NMP Entities.

6. In accordance with Section 13.1-610 of the Virginia Stock Corporation Act, the Employee hereby consents to receive notice from the Company under any applicable provision of the Virginia Stock Corporation Act at the email address set forth below the Employee’s signature.

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IN WITNESS WHEREOF, the undersigned have executed this Joinder Agreement as of the date written below.

Dated this 29th day of December, 2005.

DELTEK SYSTEMS, INC.

By:	/s/ Alok Singh
Name:	Alok Singh
Title:	Vice President, Assistant Secretary and Assistant Treasurer

EMPLOYEE

/s/ Kevin Parker
	Name:	Kevin Parker

NEW MOUNTAIN PARTNERS II, L.P.

By:	New Mountain Investments II, L.L.C., its general partner

	By:	/s/ Steven B. Klinsky
	Name:	Steven B. Klinsky
	Title:	Managing Member

NEW MOUNTAIN AFFILIATED INVESTORS II, L.P.

By:	New Mountain Investments II, L.L.C., its general partner

	By:	/s/ Steven B. Klinsky
	Name:	Steven B. Klinsky
	Title:	Managing Member

ALLEGHENY NEW MOUNTAIN PARTNERS, L.P.

By:	New Mountain Investments II, L.L.C., its general partner

	By:	/s/ Steven B. Klinsky
	Name:	Steven B. Klinsky
	Title:	Managing Member

COUNTERPART SIGNATURE PAGE TO THE SHAREHOLDERS’ AGREEMENT

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties hereto, all as of the date first above written.

EMPLOYEE:

/s/ Kevin Parker
Name:	Kevin Parker

The undersigned acknowledges that the undersigned has read the foregoing Agreement between Deltek Systems, Inc. and the undersigned’s spouse, understands that the undersigned’s spouse holds shares of Capital Stock subject to the provisions of such Agreement and agrees to be bound by the foregoing Agreement.

/s/ Anne Parker
Employee’s Spouse

ANNEX A

SHAREHOLDERS’ AGREEMENT, dated as of April 22, 2005, among Deltek Systems, Inc., a Virginia corporation, the persons listed on the signature pages hereto under the heading “Employees” (collectively, the “Employees” and each, an “Employee”) and under the heading “deLaski Shareholder” (collectively, the “deLaski Shareholders” and each, a “deLaski Shareholder”), The Onae Trust (together with the Employees and the deLaski Shareholders, the “Shareholders”), and New Mountain Partners II, L.P., New Mountain Affiliated Investors II, L.P. and Allegheny New Mountain Partners, L.P. (but only with respect to Sections 3.3 and 3.4).

WHEREAS, pursuant to a Recapitalization Agreement, dated as of December 23, 2004, by and among the Company, certain Employees, The Onae Trust, the deLaski Shareholders and the NMP Entities (as it may be amended, restated, supplemented or modified from time to time, the “Recapitalization Agreement”), the NMP Entities purchased $75,000,000 in aggregate principal amount of 8.00% subordinated debentures due 2015 (“Debentures”), shares of Common Stock and shares of Series A preferred stock, par value $0.001 per share, of the Company (“Series A Preferred Stock”) and such Employees, The Onae Trust and the deLaski Shareholders had a portion of their shares of Common Stock redeemed by the Company in exchange for cash (and in the case of Kenneth E. deLaski, $25,000,000 in aggregate principal amount of Debentures);

WHEREAS, the Employees, The Onae Trust and the Company wish to provide for certain arrangements with respect to the Employees’ and The Onae Trust’s rights to hold and dispose of their shares of Common Stock;

WHEREAS, the deLaski Shareholders and the Company wish to provide for certain arrangements with respect to Kenneth E. deLaski’s right to hold and dispose of the Debentures and with respect to the deLaski Shareholders’ rights to hold and dispose of their shares of Common Stock; and

WHEREAS, to induce the Company to execute and deliver the Recapitalization Agreement and to consummate the transactions contemplated thereby, the Shareholders and the NMP Entities have agreed to be bound by the provisions set forth in this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

Section 1. Definitions.

1.1 “Affiliate” shall mean, with respect to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.

1.2 “Affiliate Securities” shall mean any securities issued by an Affiliate of the Company.

1.3 “Aggregate Number of Shares Sold” shall mean, as at any date with respect to any Employee, the aggregate number of shares of Capital Stock sold by such Employee pursuant to Section 3.3, 3.4 or 3.5 prior to such date, if any (adjusted, where appropriate, to reflect any Capital Transaction effected after the date of any such sale).

1.4 “Agreement” shall mean this Shareholders’ Agreement, as may be amended, restated, supplemented or modified from time to time.

1.5 “Base Price” shall mean $36.11 per share of Common Stock (in each case, as such number may be adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Common Stock).

1.6 “Beneficially Owned” means beneficially owned as determined under Rule 13d-3 promulgated under the Exchange Act, provided, that, such determination shall be made without reference to the 60-day period provided for in Rule 13d-3(d)(1)(i).

1.7 “Board” shall mean the board of directors of the Company.

1.8 “Call Period” shall mean (i) with respect to any Immature Share, the period beginning on the fifth day after the six-month anniversary (the date of such fifth day is the “initiation date”) of the acquisition of such Immature Share and ending on the six-month anniversary of the initiation date, and (ii) with respect to any Mature Shares, the period beginning on the date of the Employee’s Termination and ending on the six-month anniversary of such date.

1.9 “Call Price” shall mean the price per share to be paid by the Company for the Called Shares as determined in accordance with Section 3.2(b), (c) or (d), as applicable.

1.10 “Called Shares” shall have the meaning ascribed to such term in Section 3.2(f).

1.11 “Capital Stock” shall mean the Common Stock and any other capital stock of the Company (i) held by a Person as of the date on which such Person becomes a party to this Agreement, (ii) acquired by a Person upon exercise of any stock options, or (iii) acquired by a Person upon exercise by such Person of its rights, if any, under Section 5 of the Investor Rights Agreement. There shall be included within the term Capital Stock any Capital Stock now or hereafter authorized to be issued, and any and all securities of any kind whatsoever of the Company which may be issued after the date hereof in respect of, or in exchange for, shares of Capital Stock pursuant to a Capital Transaction or otherwise.

1.12 “Capital Transaction” shall mean any Stock Dividend, recapitalization (including any special dividend or distribution), reclassification, spin-off, partial liquidation or similar capital adjustments (including through merger or consolidation).

1.13 “Cause” shall mean, (i) if an Employee is a party to an employment or a severance agreement and an option agreement with the Company or one of its subsidiaries, the occurrence of any circumstances defined as “Cause” in such employment or severance agreement, (ii) if an Employee is not a party to an employment or severance agreement with the Company or one of its subsidiaries, but is a party to an option agreement with the Company, the occurrence of any circumstances defined as “Cause” in such option agreement, or (iii) if such Employee is not a party to an employment agreement, severance agreement or option agreement with the Company or one of its subsidiaries, (A) an indictment or conviction of such Employee for the commission of a felony, (B) a commission by such Employee of one or more acts involving fraud or moral turpitude that bring discredit on the Company, (C) misconduct by such Employee which is materially injurious to the Company, or (D) the determination made in good faith by the Company’s Board of Directors that such Employee is failing to fulfill his or her assigned duties as an employee of the Company or under this Agreement, provided that prior to terminating such Employee for Cause pursuant to this clause (D), the Employee is given (1) a written notice of such determination setting forth the nature of such failure and specifically stating the corrective action required, (2) a reasonable opportunity to meet with the Board of Directors to discuss such failure and required corrective action, and (3) a reasonable opportunity to take the required action and cure such failure.

1.14 “Closing” shall have the meaning ascribed to such term in Section 3.2(f).

1.15 “Closing Price” of a share of Capital Stock shall mean, on any day, the last reported sales price for such Capital Stock on such day or, in the event no such sale takes place on such day, the average of the closing bid and asked prices for such Capital Stock, in each case on the New York Stock Exchange or, if such Capital Stock is not then listed or admitted to trading on such exchange, on the principal national securities exchange on which such Capital Stock is listed or admitted to trading, or, if such Capital Stock is not listed or admitted to trading on any such exchange, the average of the highest reported bid and lowest reported asked prices for such Capital Stock as furnished by the National Association of Securities Dealers through the National Association of Securities Dealers Automated Quotation System (“Nasdaq”) (or a similar organization if Nasdaq is no longer reporting such information).

1.16 “Common Stock” shall mean the common stock, par value $0.001 per share, of the Company. There shall be included within the term Common Stock any common stock now or hereafter authorized to be issued, and any and all securities of any kind whatsoever of the Company which may be issued after the date hereof in respect of, or in exchange for, shares of Common Stock pursuant to a Capital Transaction or otherwise.

1.17 “Company” shall mean Deltek Systems, Inc., a Virginia corporation, and shall include any successor thereto by merger, consolidation, acquisition of substantially all the assets thereof, or otherwise.

1.18 “Company’s Market Area” shall mean: (x) the United States (including each state and the District of Columbia), and (y) each country or territory other than the United States so long as, at the Relevant Date, the Company or any of its subsidiaries markets any of its services or products or has plans to begin marketing any of its services or products in such country or territory.

1.19 “Company Product” shall mean any project-based business management and/or sales management software and/or other product that, at the Relevant Date, the Company or any of its subsidiaries is developing, implementing, marketing and/or selling, or has plans to do so.

1.20 “Competing Product” shall mean any product that competes, directly or indirectly, with any Company Product.

1.21 “Competing Service” shall mean implementation, consulting, support, maintenance, development and/or training services relating to or in connection with the use of any Company Products or Competing Products.

1.22 “Competing Business” shall mean the business of (a) developing, implementing, marketing and/or selling any Company Products or Competing Products or (b) developing, providing, performing, marketing or selling any Competing Services.

1.23 “Competitive Activity” shall mean, directly or indirectly, (i) owning, managing, operating, joining, controlling, being employed by, or participating in the ownership, management, operation or control of, or being connected in any manner with, including, without limitation, holding any position as a shareholder, director, officer, consultant, independent contractor, employee or partner of, spokesman for, or investor in, any Competitor, or (ii) acting as a Competitor in an individual capacity; provided, that, with respect to any Shareholder, in no event (i) shall ownership by such Shareholder of two percent (2%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be considered Competitive Activity, so long as such Shareholder does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a shareholder thereof, or (ii) shall being employed by a Competitor, standing alone, be considered Competitive Activity, so long as (A) the Competitor has more than one discrete and readily distinguishable part of its business, (B) such Shareholder’s duties are not at or involving the part of the Competitor’s business that constitutes a Competing Business, including, without limitation, serving in a capacity where any Person involved in the part of the Competitor’s business that constitutes a Competing Business reports to the Shareholder and (C) such Shareholder certifies to the Company prior to commencement of his employment with such Competitor that he has provided a copy of this Agreement to such Competitor and that he remains in compliance with this Agreement.

1.24 “Competitor” shall mean any Person that is engaged, directly or indirectly, in (or intends or proposes to engage in, or has been organized for the purpose of engaging in) a Competing Business in the Company’s Market Area.

1.25 “Confidential or Proprietary Information” shall mean any non-public information about the Company or any Affiliate thereof which was acquired by the Shareholder during such Shareholder’s employment with the Company or any Affiliate thereof and which has or is reasonably likely to have competitive value to the Company or any Affiliate thereof or to a Competitor, but excluding information that is or becomes generally available to the public other than as a result of a breach of this Agreement by the Shareholder.

1.26 “Convertible Securities” shall mean (i) any options or warrants to purchase or other rights to acquire Common Stock, (ii) any securities by their terms convertible into or exchangeable for Common Stock, and (iii) any options or warrants to purchase or other rights to acquire any such convertible or exchangeable securities.

1.27 “Debentures” shall have the meaning ascribed to such term in the recitals.

1.28 “deLaski Shareholder” shall have the meaning ascribed to such term in the introduction.

1.29 “Distribution” or “Distributed” shall have the meaning ascribed to such term in Section 5.2.

1.30 “Employee” shall have the meaning ascribed to such term in the introduction.

1.31 “Employee Agreement” shall mean any agreement between the Company and an Employee that contains non-competition, non-solicitation or confidentiality restrictions on such Employee.

1.32 “Expenses of Sale” shall mean all expenses incurred by the NMP Entities and their Affiliates in connection with any Transaction to the extent that such expenses are not paid or reimbursed by the Company.

1.33 “Fair Market Value” of a share of Capital Stock shall mean the fair market value per share of such Capital Stock as determined in accordance with Section 3.2(i).

1.34 “Family Member” shall have the meaning ascribed to such term in Section 3.1(b)(i).

1.35 “Good Reason” shall mean, (i) if an Employee is a party to an employment agreement or a severance agreement with the Company or one of its subsidiaries, the occurrence of any circumstances defined as “Good Reason” in such employment or severance agreement, or (ii) if such Employee is not a party to an employment agreement or severance agreement with the Company or one of its subsidiaries, (A) a material change, without such Employee’s written consent, of the nature and scope of the authorities, powers, functions or duties assigned to such Employee or such Employee’s compensation, (B) the Company’s requiring the Employee, without such Employee’s consent, to change the office location at which the Employee is based which results in the Employee having a commute to such location from the Employee’s residence in excess of 75 miles or in excess of 120% (in miles) of the Employee’s commute immediately prior to the date of such change of location, whichever is greater, or (C) the Company’s breach of any material terms of such Employee’s employment and such breach is not cured within thirty (30) days after written notice by such Employee to the Company identifying the breach. For the purposes of this Agreement, the fact that after the Recapitalization Closing Date such Employee may no longer report directly to the chief executive officer of the Company or such other officer that such Employee reported to immediately prior to the Recapitalization Closing Date shall not be a “Good Reason” for such Employee to terminate his or her employment.

1.36 “Immature Share” shall mean any share of Capital Stock acquired by the Employee at any time within the period beginning on the date that is six months prior to the date of such Employee’s Termination and ending on the date that is the later of (a) the six-month anniversary of the date of such Employee’s Termination and (b) the day following the last day on which the Employee may exercise any options or other rights held by the Employee on the date of such Employee’s Termination.

1.37 “Investor Rights Agreement” shall mean the Investor Rights Agreement, dated as of the date hereof, by and among the NMP Entities, the Company, the deLaski Shareholders and the other parties signatory to such agreement from time to time, as such agreement may be amended, restated, supplemented or modified from time to time; any reference herein to a section thereof shall be to such section as the same may be amended, restated, supplemented or modified from time to time.

1.38 “Legal Representative” shall mean the guardian, executor, administrator or other legal representative of the Employee. All references herein to a Shareholder who is an individual shall be deemed to include references to such Shareholder’s Legal Representative, if any, unless the context otherwise requires.

1.39 “Majority Shareholders” shall mean, at any time, Shareholders holding a majority of the voting power represented by the shares of Capital Stock then held by all Shareholders (assuming conversion, exchange or exercise of all Convertible Securities held by such Shareholders).

1.40 “Mature Share” shall mean any share of Capital Stock that is not an Immature Share.

1.41 “NMP Entities” shall mean New Mountain Partners II, L.P., a Delaware limited partnership, New Mountain Affiliated Investors II, L.P., a Delaware limited partnership, and Allegheny New Mountain Partners, L.P., a Delaware limited partnership.

1.42 “Non-Competition Agreement” shall mean any of the following: (a) a non-competition agreement between a Shareholder and the Company substantially similar to the form of agreement attached to the Recapitalization Agreement as Exhibit O, (b) an Executive Severance Agreement or a Severance Agreement (each as defined in the Recapitalization Agreement), or (c) an employment or other agreement with the Company or any of its subsidiaries containing a covenant not to compete or a restriction on engaging in activities that compete with the Company or any of its subsidiaries.

1.43 “Notice Date” shall mean the date of delivery by the Company of written notice of its election to exercise its right to purchase shares of Capital Stock from a Terminated Employee pursuant to Section 3.2(a).

1.44 “Permitted Disclosure” means the disclosure of Confidential or Proprietary Information (i) made with the prior written consent of the Company, (ii) required to be disclosed by law or legal process or (iii) as may reasonably be necessary in connection with the performance of any indemnification obligations under the Recapitalization Agreement.

1.45 “Permitted Transferee” shall have the meaning ascribed to such term in Section 3.1(b).

1.46 “Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

1.47 “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank or any successor bank thereto as its prime rate in effect at its principal office in New York City.

1.48 “Prohibited Disclosure” shall have the meaning ascribed to such term in Section 4.1.

1.49 “Prohibited Solicitation” shall have the meaning ascribed to such term in Section 4.1.

1.50 “Prohibited Transfer” shall have the meaning ascribed to such term in Section 4.1.

1.51 “Prohibition” shall have the meaning ascribed to such term in Section 3.2(g).

1.52 “Public Offering” means a public offering of Common Stock pursuant to a registration statement (other than a Form S-8 or successor forms) filed with, and declared effective by, the Securities and Exchange Commission.

1.53 “Recapitalization Agreement” shall have the meaning ascribed to such term in the recitals.

1.54 “Recapitalization Closing Date” shall have the meaning ascribed to such term in the Recapitalization Agreement.

1.55 “Recapitalization Transactions” shall mean the transactions contemplated by the Recapitalization Agreement.

1.56 “Release Date” shall mean the date on which the Holders (as such term is defined in the Investor Rights Agreement) shall cease to Beneficially Own in the aggregate directly or indirectly securities representing at least 15% of the total number of votes that may be cast in the general election of directors of the Company.

1.57 “Released Shares” shall have the meaning ascribed to such term in Section 5.2.

1.58 “Relevant Date” shall mean (i) with respect to a Shareholder who is employed by the Company or any of its subsidiaries, the date such Shareholder’s employment Terminates or (ii) with respect to a Shareholder who is not employed by the Company or any of its subsidiaries, the Recapitalization Closing Date.

1.59 “Representative” shall have the meaning ascribed to such term in Section 6.14(b).

1.60 “Repurchase Notice” shall have the meaning ascribed to such term in Section 4.2.

1.61 “Rule 144” shall mean 17 C.F.R. 230.144 (as it may be in effect from time to time) promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

1.62 “Sale Obligations” shall mean any liabilities and obligations (including liabilities and obligations for indemnification, amounts paid into escrow and post-closing adjustments) incurred by the NMP Entities and their Affiliates in connection with any Transaction.

1.63 “Scheduled Closing Date” shall have the meaning ascribed to such term in Section 3.2(f).

1.64 “Section 3.4 Notice” shall have the meaning ascribed to such term in Section 3.4(a).

1.65 “Section 4.3 Called Shares” shall have the meaning ascribed to such term in Section 4.3.

1.66 “Section 4.3 Call Price” shall have the meaning ascribed to such term in Section 4.3.

1.67 “Securities” shall mean, individually and collectively, any shares of Capital Stock and any debt securities of the Company, including the Debentures.

1.68 “Selected Courts” shall have the meaning ascribed to such term in Section 6.3(b).

1.69 “Series A Preferred Stock” shall have the meaning ascribed to such term in the recitals.

1.70 “Shareholder” shall have the meaning ascribed to such term in the introduction.

1.71 “Shareholder’s Cost” shall mean the amount paid by such Shareholder to acquire such share of Capital Stock (in each case, as such number may be adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Common Stock), it being understood that Shareholder’s Cost with respect to any share of Common Stock held by such Shareholder immediately following the Recapitalization Closing Date shall equal the Base Price.

1.72 “Stock Dividend” shall mean any stock split, stock dividend, reverse stock split or similar transaction which changes the number of outstanding shares of capital stock of the Company.

1.73 “Termination”, “Terminated” or “Terminates” or shall mean that an Employee’s employment on a full-time basis by the Company and its subsidiaries shall have ceased for any reason whatsoever (including by reason of death, permanent disability or adjudicated incompetency).

1.74 “Third Party” shall mean any Person other than any of the NMP Entities or an Affiliate thereof or a partner of any of the NMP Entities or of an Affiliate thereof.

1.75 “Transaction” shall mean any sale pursuant to Section 3.3, 3.4 or 3.5.

Section 2. Stock Certificate Legend.

2.1 All certificates representing Securities held by the Shareholders (unless registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder) shall bear the following legend:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws. The securities may not be offered for sale, sold, transferred or otherwise disposed of except in compliance with such Act or laws and except in accordance with the provisions of a Shareholders’ Agreement with the Company, a copy of which is available for inspection at the offices of the Company.”

Section 3. Rights and Restrictions on Capital Stock.

3.1	No Sale or Transfer.

(a) No Shareholder shall sell, transfer, assign, exchange, pledge, encumber or otherwise dispose of any Securities held by such Shareholder or grant any option or right to purchase such Securities or any legal or beneficial interest therein or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any Securities held by such Shareholder, except (i) to the Company in accordance with the terms of Section 3.2 or Section 4, (ii) to a Third Party or Third Parties in accordance with Sections 3.3, 3.4 or 3.5 or (iii) as provided for in subsection (b) below.

(b) Each Shareholder may transfer any of its Securities, but only to:

(i) any spouse, child (whether natural or adopted) or grandchild of such Shareholder (any such person, a “Family Member”);

(ii) any corporation or partnership which is controlled by such Shareholder or by any Family Member; or

(iii) a trust solely for the benefit of such Shareholder or any Family Member, the trustees of which are solely such Shareholder and/or Family Members or a corporation or partnership which is controlled by such Shareholder and/or Family Members.

(the person or persons to which shares of Capital Stock are transferred in accordance with this Section 3.1(b) being herein referred to as the “Permitted Transferee”); provided, that, for any transfer to the Permitted Transferee to be effective hereunder, the Permitted Transferee (which, in the case of a trust, shall include each person having authority to sell or dispose of such shares of Capital Stock proposed to be transferred to the trust) shall agree in writing to be bound by all of the terms of this Agreement and, if the transferor was a party to the Investor Rights Agreement, the Investor Rights Agreement, applicable to such Shareholder (including Section 4 hereof) as if the Permitted Transferee originally had been a party hereto and thereto; and provided, further, that for any transfer to a Permitted Transferee that is the spouse of an Shareholder to be effective hereunder, the Permitted Transferee shall execute an agreement satisfactory to the Company providing for rights of repurchase (at a price determined by the Board in good faith) by the Shareholder or the Company in the event of a divorce between such spouse and such Shareholder; and provided, further, that all of the shareholders of any Permitted Transferee that is a corporation and all of the partners of any Permitted Transferee that is a partnership and all beneficiaries of a Permitted Transferee that is a trust shall agree in writing not to transfer any shares they then own or may hereafter acquire in the corporate Permitted Transferee or any partnership or trust interests they then own or may hereafter acquire in the partnership or trust Permitted Transferee (or otherwise allow any action the effect of which would be to transfer control of the Permitted Transferee) except to a Person described in paragraph (i), (ii) or (iii) above that has made the same agreement in writing to the Company, so long as the corporate, partnership or trust Permitted Transferee shall own any shares of Capital Stock. Any reference herein to a Shareholder shall be to both the Permitted Transferee and the Shareholder from and after the date the transfer is effected in accordance with this Section 3.1(b). Without limiting the generality of the foregoing, the provisions of Section 4.2 shall be likewise applicable to any Permitted Transferee, commencing upon the date that such Person becomes a Permitted Transferee, for the respective periods they apply to the Shareholder.

3.2	Employment Termination.

(a) If an Employee’s employment Terminates for any reason, irrespective of whether such Employee receives, in connection with such Termination, any severance or other payment from the Company or any of its Affiliates under any employment agreement or otherwise, the Company shall have the right, at its option, exercisable by delivery of written notice to such Employee during the Call Period, to purchase all or any portion of the shares of Capital Stock held by such Employee as of the date of such Termination or acquired after the date of Termination upon exercise of any stock options held by such Employee.

(b) If an Employee’s employment Terminates for any reason other than a Termination by the Company or one of its subsidiaries for Cause or a Termination by the Employee prior to the second anniversary of the Recapitalization Closing Date without Good Reason, or if an Employee’s employment Terminates by reason of the Employee’s death, permanent disability or adjudicated incompetency, the purchase price per share of any shares of Capital Stock purchased pursuant to Section 3.2(a) shall be equal to the Fair Market Value of such share of Capital Stock as of the date that such Employee’s employment Terminates.

(c) If an Employee’s employment is Terminated by the Company or one of its subsidiaries for Cause, the purchase price per share of any shares of Capital Stock purchased pursuant to Section 3.2(a) shall be equal to the lesser of (i) ninety percent (90%) of the Shareholder’s Cost and (ii) the Fair Market Value of such share of Capital Stock as of the date that such Employee’s employment Terminates.

(d) If an Employee’s employment is Terminated by the Employee prior to the second anniversary of the Recapitalization Closing Date without Good Reason, the purchase price per share of any shares of Capital Stock purchased pursuant to Section 3.2(a) shall be equal to the lesser of (i) the Shareholder’s Cost and (ii) the Fair Market Value of such share of Capital Stock as of the date that such Employee’s employment Terminates.

(e) All shares of Capital Stock held by any Employee after such Employee’s employment Terminates that the Company does not purchase pursuant to the provisions of Section 3.2(a) shall continue to be subject to the provisions of this Agreement (including Sections 3.3, 3.4 and 3.5 and Section 4).

(f) Subject to Section 3.2(g), the closing (the “Closing”) of any purchase of shares of Capital Stock which the Company has elected to purchase pursuant to Section 3.2(a) (the “Called Shares”) shall take place at the principal office of the Company on the later of (i) fifteen business days after the Notice Date and (ii) if the Employee’s employment Terminates by reason of death, permanent disability or adjudicated incompetency, ten days after the appointment of a Legal Representative (or, in each case, if such day is not a business day, then the first business day thereafter) (such later date, the “Scheduled Closing Date”). At the Closing, the Employee shall sell, convey, transfer, assign and deliver to the Company all right, title and interest in and to the Called Shares, which shall constitute (and, at the Closing, such Employee shall represent, warrant and certify the same to the Company in writing) good and unencumbered title to such shares, free and clear of all liens, security interests, encumbrances and adverse claims of any kind and nature (other than those in favor of the Company and the NMP Entities pursuant to this Agreement), and shall deliver to the Company a certificate representing the shares duly endorsed for transfer, or accompanied by appropriate stock transfer powers duly executed, and with all necessary transfer tax stamps affixed thereto at the expense of such Employee, and the Company shall deliver to such Employee, in full payment of the purchase price for the Called Shares, either a wire transfer to an account designated by such Employee or a cashier’s, certified or official bank check payable to the order of such Employee (the method of payment to be at the option of the Company), in an amount equal to the Call Price multiplied by the aggregate number of Called Shares. Notwithstanding anything herein to the contrary, from and after the Notice Date, such Employee shall not have any rights with respect to any of the Called Shares (including any rights pursuant to Sections 3.3(a) and 3.4), except to receive the purchase price therefor.

(g) Notwithstanding the provisions of Section 3.2(f), if the Company exercises its option to purchase Called Shares, but the Company is prohibited from effecting the Closing on the Scheduled Closing Date by any contractual obligation of the Company or any of its Affiliates, the terms of any capital stock or by applicable law (collectively, “Prohibitions”), then the Closing shall take place on the first practicable date on which no Prohibitions are applicable, and, at the Closing, the Company shall pay to such Employee interest on the unpaid purchase price from and including the Scheduled Closing Date to, but not including, the date of the Closing, at the Prime Rate. If at any time the Prohibitions shall cease to be applicable to any portion of the Called Shares not purchased, then the Company shall purchase such portion on the first practicable date on which the Company is permitted to do so.

(h) Notwithstanding anything to the contrary contained in this Section 3.2, if at any time prior to any Closing under this Section 3.2 the Company shall become entitled pursuant to Section 4.2 to purchase any shares of Capital Stock then held by an Employee, the Company, at its option, shall be relieved of all of its obligations under Section 3.2 with respect to the purchase of any Called Shares and the Company’s obligations with respect to the purchase of such shares of Capital Stock shall be governed by Section 4.2.

(i) If, on the date the Employee’s employment Terminates, shares of capital stock of the same class as those held by the Employee are listed or traded in a manner referred to in the definition of “Closing Price”, then the Fair Market Value per share of such Employee’s Capital Stock shall equal the average of the daily Closing Prices of such capital stock on the twenty consecutive trading days immediately preceding such date; otherwise, the Fair Market Value per share of such Employee’s Capital Stock shall be the per share fair market value of such Capital Stock as determined in good faith by the Board, and such determination shall be final and binding on the Company and the Employee.

3.3	Participation in Sales of Securities.

(a) Participation in Sales of Capital Stock. Each Shareholder, at such Shareholder’s option, may participate proportionately (as provided for below), and the NMP Entities shall allow each Shareholder to participate, in any sale (other than a Public Offering or pursuant to Rule 144, which shall be governed by Section 3.4) of all or a portion of the Capital Stock owned by any of the NMP Entities to any Third Party. The Company shall notify each Shareholder in writing of the NMP Entities’ intention to effect such a sale to a Third Party, the identity of the Third Party and the nature and per share amount of consideration to be paid by the Third Party, at least ten days before the closing of any such proposed sale. The NMP Entities shall provide such information to the Company as promptly as practicable to enable the Company to comply with the foregoing sentence. Any sale of shares of Capital Stock by any Shareholder pursuant to this Section 3.3(a) shall be for the same consideration per share, on substantially the same terms and subject to substantially the same conditions as the sale of shares of Capital Stock owned by the NMP Entities; provided, that the consideration per share, terms and conditions shall be adjusted as necessary to the extent such Shareholder and the NMP Entities are selling different types of Capital Stock; and provided, further, that there shall be no adjustment in the consideration per share in the event that the NMP Entities are also selling shares of Series A Preferred Stock. Each Shareholder will be entitled to sell the same percentage of its Capital Stock as the NMP Entities sell of their Capital Stock in such sale (determined on the basis of the aggregate number of shares of Common Stock owned and the aggregate number of such shares of Common Stock being sold by the NMP Entities (assuming conversion, exchange or exercise of all Convertible Securities held by the NMP Entities and such Shareholder)). If a Shareholder sells any shares of Capital Stock pursuant to this Section 3.3(a), such Shareholder shall pay and be responsible for such Shareholder’s proportionate share of the Expenses of Sale and the Sale Obligations.

(b) Participation in Sales of Debentures. Kenneth E. deLaski, at his option, may participate proportionately (as provided for below), and the NMP Entities shall allow Mr. deLaski to participate, in any sale of all or a portion of the Debentures owned by any of the NMP Entities to any Third Party. The Company shall notify Mr. deLaski in writing of the NMP Entities’ intention to effect such a sale to a Third Party, the identity of the Third Party and the nature and per share amount of consideration to be paid by the Third Party, at least ten days before the closing of any such proposed sale. The NMP Entities shall provide such information to the Company as promptly as practicable to enable the Company to comply with the foregoing sentence. Any sale of Debentures by Mr. deLaski pursuant to this Section 3.3(b) shall be for the same price, on substantially the same terms and subject to substantially the same conditions as the sale of Debentures owned by the NMP Entities. Mr. deLaski will be entitled to sell the same percentage of his Debentures as the NMP Entities sell of their Debentures in such sale (determined on the basis of the aggregate principal amount of Debentures owned and the aggregate principal amount of Debentures being sold by the NMP Entities). If Mr. deLaski sells any Debentures pursuant to this Section 3.3(b), Mr. deLaski shall pay and be responsible for his proportionate share of the Expenses of Sale and the Sale Obligations.

3.4	Participation in Public Offering of Common Stock; Rule 144 Sales.

(a) If the NMP Entities propose to sell all or any portion of the shares of Common Stock owned by the NMP Entities in a Public Offering in connection with the exercise of their registration rights under the Investor Rights Agreement, each Shareholder shall be entitled to participate proportionately in such Public Offering by selling in the Public Offering the same percentage of such Shareholder’s shares of Common Stock as the NMP Entities sell of their shares of Common Stock in the Public Offering (determined on the basis of the aggregate number of shares of Common Stock owned and the aggregate number of such shares of Common Stock being sold by the NMP Entities (assuming conversion, exchange or exercise of all Convertible Securities held by the NMP Entities and such Shareholder)). The Company shall notify each Shareholder in writing of the NMP Entities’ intention to effect such Public Offering at least ten business days, or such shorter time as the Company deems practicable, before the effective date of the registration statement relating to such Public Offering (the “Section 3.4 Notice”) and shall cause such Shareholder’s shares to be sold in such Public Offering to be included therein. If the Shareholder wishes to participate in such Public Offering, such Shareholder shall notify the Company in writing within three business days after receipt of the Section 3.4 Notice of such Shareholder’s intention to participate in such Public Offering, including the number of shares with respect to which such Shareholder will so participate. Any failure by a Shareholder to so notify the Company within such three business-day period shall be deemed an election by such Shareholder not to participate in such Public Offering with respect to any of such Shareholder’s shares. If any Shareholder sells any shares pursuant to this Section 3.4, such Shareholder shall pay and be responsible for such Shareholder’s proportionate share of the Expenses of Sale and the Sale Obligations, including indemnifying the underwriters of such Public Offering, on a proportionate basis, to the same extent as the NMP Entities are required to indemnify such underwriters. If any Shareholder sells any shares pursuant to this Section 3.4, such Shareholder shall be entitled to all of the rights and be bound by all of the obligations of a “Participating Holder” under Sections 2.1(g), 2.3(a)(iii), 2.3(a)(vi), 2.3(a)(viii)(to the extent such section relates to the provision of an earnings statement), 2.3(a)(xix), 2.3(a)(xx), the last two sentences of Section 2.4(a) and Sections 2.4(b) and 2.6 of the Investor Rights Agreement, and shall be entitled to all of the rights and be bound by all of the obligations of a “Holder” under Sections 2.2(b), 2.3(c), 2.6 and 2.8 of the Investor Rights Agreement.

(b) In connection with any proposed Public Offering of securities of the Company, whether by any of the NMP Entities or the Company or otherwise, and whether or not such Shareholder is participating therein, each Shareholder agrees (i) to supply any information reasonably requested by the Company in connection with the preparation of a registration statement and/or any other documents relating to such Public Offering, (ii) to execute and deliver any agreements and instruments reasonably requested by the Company to effectuate such Public Offering, including an underwriting agreement, a custody agreement and a “hold back” agreement pursuant to which the Shareholder will agree not to sell or purchase any securities of the Company (whether or not such securities are otherwise governed by this Agreement) for the same period of time following the Public Offering as is agreed to by the NMP Entities with respect to themselves and (iii) to otherwise comply with the provisions of Section 2 of the Investor Rights Agreement applicable to the Participating Holders (as defined therein). If the Company requests that the Shareholder take any of the actions referred to in clause (i), (ii) or (iii) of the previous sentence, the Shareholder shall take such action promptly but in any event within five days following the date of such request.

(c) If the NMP Entities sell all or any portion of the shares of Common Stock owned by the NMP Entities in a transaction effected under Rule 144, the NMP Entities shall give written notice to the Company (the “Rule 144 Notice”) within five business days following such sale, with such notice stating the date of such sale and the percentage of shares sold by the NMP Entities and the Company shall promptly notify each Shareholder of such Rule 144 Notice. For a period of 30 days after the date of the Rule 144 Notice, each Shareholder shall be entitled to sell, in a transaction effected under Rule 144 (if the sale by such Shareholder otherwise meets the requirements of Rule 144), the same percentage of such Shareholder’s shares of Common Stock as the NMP Entities have sold of their shares of Common Stock in the transaction effected under Rule 144 (determined on the basis of the aggregate number of shares of Common Stock owned and the aggregate number of such shares of Common Stock being sold by the NMP Entities (assuming conversion, exchange or exercise of all Convertible Securities held by the NMP Entities and such Shareholder)).

3.5 Required Participation in Sale of Securities by the NMP Entities. Notwithstanding any other provision of this Agreement to the contrary, if the NMP Entities shall propose to sell (including by exchange, in a business combination or otherwise) all or any portion of their shares of Capital Stock or Debentures in a bona fide arm’s-length transaction, or the Company proposes to sell or otherwise transfer for value all or substantially all of the stock, assets or business (whether by merger, sale or otherwise) of the Company, (i) the NMP Entities, at their option, may require, in the case of a sale of Capital Stock or Debentures by the NMP Entities, that each Shareholder sell a proportionate amount of such Shareholder’s shares of Capital Stock or Debentures (determined on the same basis described in Section 3.3), as applicable, and waive any appraisal right that they may have in connection with the Transaction and, (ii) in any case, if shareholder approval of the Transaction is required and the Company’s shareholders are entitled to vote thereon, each Shareholder shall vote all of such Shareholder’s shares of Capital Stock in favor of such Transaction. Any sale of shares of Capital Stock or Debentures, as applicable, by a Shareholder pursuant to this Section 3.5 shall be for the same consideration per share, on substantially the same terms and subject to substantially the same conditions as the sale of shares of Capital Stock or Debentures, as applicable, owned by the NMP Entities; provided, that the consideration per share, terms and conditions shall be adjusted as necessary to the extent such Shareholder and the NMP Entities are selling different types of Capital Stock; and provided, further, that there shall be no adjustment in the consideration per share in the event that the NMP Entities are also selling shares of Series A Preferred Stock. If any Shareholder sells any shares of Common Stock or Debentures, as applicable, pursuant to this Section 3.5, such Shareholder shall pay and be responsible for such Shareholder’s proportionate share of the Expenses of Sale and the Sale Obligations.

3.6 Option to Pay Cash. Notwithstanding anything contained to the contrary in Section 3.3 or 3.5, in connection with a sale by the NMP Entities pursuant to Section 3.3 or 3.5 where the consideration in such sale consists of or includes securities, if the sale of such securities to the Shareholder would require either a registration statement under the Securities Act of 1933, as amended, or preparation of a disclosure statement pursuant to Regulation D (or any successor regulation) under the Securities Act of 1933, as amended, or a similar provision of any state securities law, and such registration statement or disclosure statement is not otherwise being prepared in connection with the sale, then, at the option of the NMP Entities, the Shareholder may receive, in lieu of such securities, the fair market value of such securities in cash, as determined in good faith by the Board, whose determination shall be final and binding.

Section 4. Prohibited Activities.

4.1 Prohibition Against Certain Activities. Each Shareholder agrees that such Shareholder will not at any time (a) disclose or furnish to any other Person or use for such Shareholder’s own or any other Person’s account any Confidential or Proprietary Information (other than in the course of such Shareholder’s employment with the Company, if such Shareholder is an employee of the Company) except for Permitted Disclosures (a “Prohibited Disclosure”), (b) directly or indirectly solicit for employment, including without limitation, recommending to any subsequent employer the solicitation for employment of, any employee of the Company or any Affiliate thereof (provided, that this clause (b) shall expire on the second anniversary of the Relevant Date) (a “Prohibited Solicitation”) and (c) commit a breach of the provisions of Section 3.1 (a “Prohibited Transfer”).

4.2 Right to Purchase Shares. Each Shareholder understands and agrees that the Company has provided for such Shareholder to hold shares of Capital Stock in the Company to reward such Shareholder for such Shareholder’s future efforts and loyalty to the Company and its Affiliates by giving such Shareholder the opportunity to participate in the potential future appreciation of the Company. Accordingly, if (a) such Shareholder engages in any Prohibited Disclosure or breaches or violates such Shareholder’s obligations relating to the non-disclosure or non-use of confidential or proprietary information under any Non-Competition Agreement or Employee Agreement to which such Shareholder is a party, or (b) such Shareholder engages in any Prohibited Solicitation or breaches or violates any non-solicitation obligations under any Non-Competition Agreement or Employee Agreement to which such Shareholder is a party, or (c) such Shareholder engages in any Prohibited Transfer, or (d) such Shareholder engages (at any time prior to the second anniversary of the Relevant Date) in any Competitive Activity or breaches or violates any non-competition obligations under any Non-Competition Agreement or Employee Agreement to which such Shareholder is a party, or (e) such Shareholder is convicted of a felony against the Company or any of its Affiliates, then, in addition to any other rights and remedies available to the Company, the Company shall be entitled, at its option, exercisable by written notice (the “Repurchase Notice”) to such Shareholder, to purchase all or any portion of the shares of Capital Stock then held by such Shareholder. Notwithstanding the foregoing (but without limiting any other rights and remedies available to the Company), the Company shall not be entitled to purchase all or any portion of the shares of Capital Stock of any Shareholder pursuant to this Section 4 with respect to a breach of:

(i) clause (a) of this Section 4.2 by reason of such Shareholder’s having disclosed Confidential or Proprietary Information, if the disclosure was not made in bad faith, such disclosure does not have a significant adverse impact on the Company and such Shareholder uses its reasonable best efforts to minimize any adverse impact on the Company resulting from such disclosure;

(ii) clause (c) of this Section 4.2, if such Shareholder believed in good faith at the time of Transfer that the Transfer was permitted under Section 3.1 and the breach of Section 3.1 is cured promptly (and in any event within 30 days) after written notice thereof is provided to such Shareholder; or

(iii) clause (d) of this Section 4.2, if such Shareholder acted in good faith, was unaware, after due inquiry, that such activity constituted a Competitive Activity or a breach or violation of any non-competition obligations under any Non-Competition Agreement or Employee Agreement to which such Shareholder is a party, and ceases all activities that constitute a Competitive Activity or such breach or violation promptly (and in any event within 30 days) after such Shareholder becomes aware that such activity constitutes a Competitive Activity or such breach or violation.

4.3 Purchase Price; Closing. The purchase price per share of the shares of Capital Stock purchased pursuant to this Section 4 (the “Section 4.3 Called Shares”) shall be equal to the lesser of (i) ninety percent (90%) of the Shareholder’s Cost and (ii) the Fair Market Value of such share on the business day immediately preceding the date of repurchase (the lesser of (i) and (ii), the “Section 4.3 Call Price”). The closing of a purchase pursuant to this Section 4.3 shall take place at the principal office of the Company ten days following the date of the Repurchase Notice (and if such tenth day is not a business day, then the first business day thereafter), except that if the Company is prohibited from repurchasing any Section 4.3 Called Shares by any Prohibitions, the closing of such purchase shall take place on the first practicable date on which the Company is permitted to purchase such Section 4.3 Called Shares but no interest shall be paid to such Shareholder on the Section 4.3 Call Price during such period. If at any time the Prohibitions shall cease to be applicable to any portion of the Section 4.3 Called Shares not purchased, then the Company shall purchase such portion on the first practicable date on which the Company is permitted to do so. At such closing, such Shareholder shall sell, convey, transfer, assign and deliver to the Company all right, title and interest in and to the Section 4.3 Called Shares, which shall constitute (and, at the closing, such Shareholder shall represent, warrant and certify the same to the Company in writing) good and unencumbered title to such shares, free and clear of all liens, security interests, encumbrances and adverse claims of any kind and nature (other than those in favor of the Company and the NMP Entities pursuant to this Agreement), and shall deliver to the Company a certificate representing the shares duly endorsed for transfer, or accompanied by appropriate stock transfer powers duly executed, and with all necessary transfer tax stamps affixed thereto at the expense of such Shareholder, and the Company shall deliver to such Shareholder, in full payment of the Section 4.3 Call Price payable for each Section 4.3 Called Share, a check payable to the order of such Shareholder, in an amount equal to the Section 4.3 Call Price multiplied by the aggregate number of Section 4.3 Called Shares. Notwithstanding anything herein to the contrary, from and after the date of the Repurchase Notice, such Shareholder shall not have any rights with respect to any of the Section 4.3 Called Shares (including any rights pursuant to Section 3.3(a) or 3.4), except to receive the purchase price therefor.

4.4 Purchase in Connection with a Transaction. Notwithstanding anything to the contrary set forth in Sections 3.3, 3.4 or 3.5, if at the time of a Transaction in which a Shareholder is participating, the Company is entitled to purchase such Shareholder’s shares of Common Stock pursuant to this Section 4, and if the Section 4.3 Call Price would be less than the proceeds per share to such Shareholder from such Transaction, then such Shareholder shall be entitled to receive for each share of Common Stock only the Section 4.3 Call Price, with the balance of the proceeds of sale in the Transaction being remitted to the other shareholders of the Company participating in such Transaction pro rata in accordance with their respective participation in such Transaction.

Section 5. Termination

5.1 Termination of Restrictions and Rights. Notwithstanding any other provision of this Agreement to the contrary, but subject to the restrictions of all applicable federal and state securities laws, including the restrictions in this Agreement relating thereto, from and after the Release Date (i) any and all shares of Capital Stock owned by the Shareholders may be sold, transferred, assigned, exchanged, pledged, encumbered or otherwise disposed of (and the Shareholders may grant any option or right to purchase such shares or any legal or beneficial interest therein, or may continue to hold such shares), free of the restrictions contained in this Agreement and (ii) the Shareholders shall no longer be entitled to any of the rights contained in this Agreement, except those rights set forth in Section 3.3(b), which shall continue so long as any Debentures are outstanding, and those rights set forth in Section 3.4, which shall continue until the NMP Entities no longer hold any shares of Capital Stock. Without limiting the generality of the foregoing, from and after the Release Date, the provisions of Sections 3 (other than Sections 3.3(b) and 3.4) and 4 shall terminate and have no further force or effect.

5.2 Distribution. Notwithstanding any other provision of this Agreement to the contrary, but subject to the restrictions of all applicable federal and state securities laws, including the restrictions in this Agreement relating thereto, if the NMP Entities shall distribute all or any portion of the shares of Common Stock owned by the NMP Entities to their limited partners in a pro rata distribution (based upon the limited partners’ relative partnership interests) made to all of their limited partners (“Distribute” or a “Distribution”), then the Shareholders shall be released from all obligations and restrictions, and shall no longer be entitled to any of the rights, contained in this Agreement, including those arising under Sections 3 and 4, with respect to the percentage of the Shareholder’s shares of Common Stock as the NMP Entities have Distributed determined on the basis of the aggregate number of shares of Common Stock owned and the aggregate number of such shares of Common Stock being Distributed by the NMP Entities (assuming conversion, exchange or exercise of all Convertible Securities held by the NMP Entities)) (the “Released Shares”). The NMP Entities shall notify the Shareholders in writing of any Distribution no later than 30 days after any such Distribution.

Section 6. Miscellaneous.

6.1 Distributions. In the event of any dividend, distribution or exchange paid or made in respect of the Common Stock consisting of Affiliate Securities, (a) the restrictions and rights with respect to the Common Stock that are contained in this Agreement shall be applicable to the Affiliate Securities without further action of the parties (with the references to Common Stock being deemed references to the Affiliate Securities and the references to the Company being deemed references to the Affiliate), and (b) as a condition precedent to the receipt of the Affiliate Securities by a Shareholder, such Shareholder shall enter into a shareholders’ agreement containing terms substantially equivalent to those contained herein with respect to the Affiliate Securities (but reflecting the economics of the dividend, distribution or exchange and the capitalization of the Affiliate). The Board, in good faith, shall determine such terms and its determination shall be final and binding on such Shareholder.

6.2 Further Assurances. Each party hereto shall cooperate with each other party, shall do and perform or cause to be done and performed all further acts and things, and shall execute and deliver all other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

6.3	Governing Law; Venue; Service of Process; Waiver of Jury Trials.

(a) Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights and obligations of the parties hereto shall be governed by, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

(b) Venue and Service of Process. By execution and delivery of this Agreement, each of the parties hereto hereby irrevocably and unconditionally (i) consents to submit to the exclusive jurisdiction of the federal and state courts located in the State of New York in New York County (collectively, the “Selected Courts”) for any action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, and agrees not to commence any action or proceeding relating thereto except in the Selected Courts, provided, that, a party may commence any action or proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts; (ii) consents to service of any process, summons, notice or document in any action or proceeding by registered first-class mail, postage prepaid, return receipt requested or by nationally recognized courier guaranteeing overnight delivery in accordance with Section 6.6 hereof and agrees that such service of process shall be effective service of process for any action or proceeding brought against it in any such court, provided, that, nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; (iii) waives any objection to the laying of venue of any action or proceeding arising out of this Agreement or the transactions contemplated hereby in the Selected Courts; and (iv) waives and agrees not to plead or claim in any court that any such action or proceeding brought in any such Selected Court has been brought in an inconvenient forum.

(c) Waiver of Jury Trial. WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EACH OF THE PARTIES HEREBY IRREVOCABLY, TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. SUCH ACTION OR PROCEEDING SHALL INSTEAD BE TRIED IN A SELECTED COURT BY A JUDGE SITTING WITHOUT A JURY.

6.4 Specific Performance. The parties hereto acknowledge that there will be no adequate remedy at law for a violation of any of the provisions of this Agreement and that, in addition to any other remedies which may be available, all of the provisions of this Agreement shall be specifically enforceable in accordance with their respective terms.

6.5 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Agreement is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

6.6 Notices. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, (ii) facsimile during normal business hours, with confirmation of receipt, to the number indicated, (iii) reputable commercial overnight delivery service courier or (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

(a)	If to the Company:

Deltek Systems, Inc.
13880 Dulles Corner Lane
Herndon, VA 20171
Attention: Chief Executive Officer
Facsimile: (703) 734-1146

(b)	with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention: Aviva F. Diamant, Esq.
Facsimile: (212) 859-4000

(c) If to a Shareholder, to the address for such Shareholder set forth in the books and records of the Company, and if to the Legal Representative, to such Person at the address of which the Company is notified in accordance with this Section 6.6, with a copy to:

Squire, Sanders & Dempsey L.L.P.

8000 Towers Crescent Drive, Suite 1400

Tysons Corner, VA 22182-2700

Attn: James J. Maiwurm, Esq.

Fax: (703) 720-7801

(d) All such notices, requests, consents and other communications shall be deemed to have been given when received. Any party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner herein set forth.

6.7 Binding Effect; Assignment; Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and any of their respective successors, personal representatives and permitted assigns who agree in writing to be bound by the terms hereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Shareholder without the prior written consent of the Company. In addition, each of the NMP Entities shall be a third party beneficiary of this Agreement and shall be entitled to enforce this Agreement. In connection with the transfer of any securities of the Company held by an NMP Entity, each NMP Entity shall be entitled to assign its rights hereunder (including its rights as a third party beneficiary) to an Affiliate of such NMP Entity or a partner of such NMP Entity or Affiliate and, subject to such NMP Entities’ compliance with Section 3.3, if applicable, to a Third Party.

6.8 Amendments and Waivers. This Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the Company, the Majority Shareholders and the NMP Entities; provided, that, the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. The waiver by any party hereto of a breach of any provision of this Agreement by any Shareholder shall not operate or be construed as a waiver of such breach by any other Shareholder, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The execution of a counterpart signature page to this Agreement after the date hereof by a shareholder of the Company or one of its subsidiaries shall only require consent of the Company and the NMP Entities and shall not be deemed an amendment to this Agreement so long as such shareholder agrees to be treated as an “Employee” or “deLaski Shareholder” hereunder. Notwithstanding anything contained in this Agreement to the contrary, each Shareholder hereby acknowledges and agrees that no Shareholder shall have any right to enforce this Agreement against any other Shareholder or compel or seek to compel the Company or any of the NMP Entities to enforce this Agreement against any other Shareholder, and such right to enforce this Agreement against any Shareholder shall be solely and exclusively vested in the Company and the NMP Entities (and their respective successors and assigns). Without limiting the generality of the foregoing, each Shareholder hereby acknowledges and agrees that the Company and the NMP Entities (and their respective successors and assigns) shall have the sole and exclusive right to waive any rights of the Company and the NMP Entities hereunder and compliance by any Shareholder with any provision hereof and to provide any Shareholder with terms that are different from (including, without limitation, terms that are more favorable or less favorable than) the terms provided in this Agreement to any other Shareholder.

6.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

6.10 Entire Agreement. This Agreement, each Non-Competition Agreement, each Employee Agreement, the Investor Rights Agreement and the Recapitalization Agreement, and any other agreement referenced herein constitute the entire agreement, and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

6.11 Withholding. The Company shall have the right to deduct from any amount payable under this Agreement any taxes or other amounts required by applicable law to be withheld. Each Shareholder agrees to indemnify the Company against any federal, state and local withholding taxes for which the Company may be liable in connection with such Shareholder’s acquisition, ownership or disposition of any Capital Stock.

6.12 No Right to Continued Employment. This Agreement shall not confer upon any Shareholder any right with respect employment by the Company or any Affiliate thereof, nor shall it interfere in any way with the right of the Company or any Affiliate thereof to terminate such Shareholder’s employment at any time.

6.13 Defaults. A default by any party to this Agreement in such party’s compliance with any of the conditions or covenants hereof or performance of any of the obligations of such party hereunder shall not constitute a default by any other party.

6.14	Possession of Certificates; Power of Attorney.

(a) In order to provide for the safekeeping of the certificates representing the shares of Capital Stock held by the Shareholders pursuant hereto and to facilitate the enforcement of the terms and conditions hereof, at any time requested by the Company or the NMP Entities (i) each Shareholder shall redeliver to the Company, and the Company shall retain physical possession of, all certificates representing shares of Capital Stock held by such Shareholder pursuant hereto and (ii) each Shareholder shall deliver to the Company an undated stock power, duly executed in blank, for each such certificate. Each Shareholder shall be relieved of any obligation otherwise imposed by this Agreement to deliver certificates representing shares of Capital Stock if the same are in the custody of the Company. After the Release Date, upon written request by a Shareholder therefor, the Company shall deliver to such Shareholder any certificates in its custody representing such Shareholder’s shares of Capital Stock and return or destroy any stock powers executed by such Shareholder with respect to such certificates (any such destruction to be certified by an officer of the Company).

(b) Each Shareholder hereby irrevocably appoints the NMP Entities, and each of them (individually and collectively, the “Representative”), the Shareholder’s true and lawful agent and attorney-in-fact, with full powers of substitution, to act in the Shareholder’s name, place and stead, to do or refrain from doing all such acts and things, and to execute and deliver all such documents, as the Representative shall deem necessary or appropriate in connection with a public offering of securities of the Company, including pursuant to Section 3.4, or a sale pursuant to Section 3.2, 3.3, 3.5 or 4.2, including, without in any way limiting the generality of the foregoing, in the case of a sale pursuant to Section 3.3 or 3.5, to execute and deliver on behalf of such Shareholder a purchase and sale agreement and any other agreements and documents that the Representative deems necessary in connection with any such sale, and in the case of a public offering, to execute and deliver on behalf of such Shareholder an underwriting agreement, a “hold back” agreement, a custody agreement, a power of attorney and any other agreements and documents that the Representative deems necessary in connection with any such public offering, and in the case of any sale pursuant to Section 3.3 or 3.5 and any public offering pursuant to Section 3.4(a), to receive on behalf of such Shareholder the proceeds of the sale or public offering of the such Shareholder’s shares, to hold back from any such proceeds any amount that the Representative deems necessary to reserve against such Shareholder’s share of any Expenses of Sale and Sale Obligations and to pay such Expenses of Sale and Sale Obligations. Such Shareholder hereby ratifies and confirms all that the Representative shall do or cause to be done by virtue of its appointment as such Shareholder’s agent and attorney-in-fact. In acting for such Shareholder pursuant to the appointment set forth in this Section 6.14(b), the Representative shall not be responsible to such Shareholder for any loss or damage such Shareholder may suffer by reason of the performance by the Representative of its duties under this Agreement, except for loss or damage arising from willful violation of law or gross negligence by the Representative in the performance of its duties hereunder. The appointment of the Representative shall be deemed coupled with an interest and as such shall be irrevocable and shall survive the death, incompetency, mental illness or insanity of such Shareholder, and any person dealing with the Representative may conclusively and absolutely rely, without inquiry, upon any act of the Representative as the act of such Shareholder in all matters referred to in this Section 6.14(b).

6.15 General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the exhibits, schedules and disclosure statements hereto), and references herein to Sections refer to Sections of this Agreement. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.

6.16 Disclosure of Confidential or Proprietary Information. Each Shareholder agrees that, if such Shareholder shall be required by legal process or by law to divulge any Confidential or Proprietary Information, such Shareholder shall provide the Company with prompt written notice of each request so that the Company may seek an appropriate protective order or other appropriate remedy, and such Shareholder shall cooperate with the Company to obtain a protective order or other remedy; and, in the event that a protective order or other remedy is not obtained, such Shareholder shall furnish only that portion of such information which, in the opinion of its counsel, such Shareholder is legally compelled to disclose and shall exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded any such information so disclosed.

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties hereto, all as of the date first above written.

DELTEK SYSTEMS, INC.

By:
Name:
Title:

DELASKI SHAREHOLDERS:

Name:

EMPLOYEES:

Name:

The undersigned hereby agree to be bound by the provisions of Sections 3.3 and 3.4 of the foregoing Shareholders’ Agreement.

NEW MOUNTAIN PARTNERS II, L.P.

By:	New Mountain Investments II, L.L.C., its general partner

By:
	Name:	Steven B. Klinsky
	Title:	Managing Member

NEW MOUNTAIN AFFILIATED INVESTORS II, L.P.

By:	New Mountain Investments II, L.L.C., its general partner

By:
	Name:	Steven B. Klinsky
	Title:	Managing Member

ALLEGHENY NEW MOUNTAIN PARTNERS, L.P.

By:	New Mountain Investments II, L.L.C. its general partner

By:
	Name:	Steven B. Klinsky
	Title:	Managing Member

The undersigned acknowledges that the undersigned has read the foregoing Agreement between Deltek Systems, Inc. and the undersigned’s spouse, understands that the undersigned’s spouse holds shares of Capital Stock subject to the provisions of such Agreement and agrees to be bound by the foregoing Agreement.

Employee’s Spouse